EXHIBIT 99.1

APEX TECH ACQUISITION, INC.

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER

(Adopted on [  ], 2025 and effective upon the effectiveness of the registration statement relating to the Company’s initial public offering)

PURPOSE

The purpose of the Audit Committee of the board of directors is to assist the board of directors in fulfilling its responsibilities for generally overseeing:

·	The company’s accounting and financial reporting processes as well as the audit and integrity of the company’s financial statements.

·	The qualifications and independence of the company’s independent auditor.

·	The performance of the company’s independent auditor.

·	The company’s compliance with applicable law (including U.S. federal securities laws and other legal and regulatory requirements).

·	Risk assessment and risk management.

The committee is also responsible for preparing the report required by Securities and Exchange Commission (SEC) rules to be included in the company’s proxy statement for the annual meeting of shareholders, and for performing such other duties and responsibilities as are enumerated in or consistent with this charter.

COMPOSITION

1.

Membership and Appointment. The committee shall consist of at least three directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the board of directors in its discretion.

2.	Qualifications.

·	Each member of the committee must meet the independence standards established by applicable law.

·	Each member of the committee must be able to read and understand fundamental financial statements, including the company’s balance sheet, income statement and cash flow statement.

·	At least one member of the committee shall be an “audit committee financial expert,” as determined by the board of directors in accordance with SEC rules.

·	No member of the committee may have participated in the preparation of the financial statements of the company or any of the company’s current subsidiaries at any time during the past three years.

·	Each member of the committee shall have such other qualifications as set forth by the board of directors.

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3.

Chairperson. The board of directors may designate a chairperson of the committee. In the absence of that designation, the committee may designate a chairperson by majority vote of the committee members.

RESPONSIBILITIES

The following are the principal recurring responsibilities of the committee. The committee may perform such other functions as are consistent with its purpose and applicable law and as the board of directors or the committee deem appropriate.

1.

Select and Hire the Independent Auditor. The committee shall be responsible for appointing, compensating and, where appropriate, replacing the independent auditor. The independent auditor will report directly to the committee.

2.	Supervise and Evaluate the Independent Auditor. The committee shall:

·

Oversee and evaluate the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company.

·	Review and resolve any disagreements that may arise between management and the independent auditor regarding financial controls or financial reporting.

3.	Evaluate the Independence of the Independent Auditor. The committee shall:

·	Review and discuss with the independent auditor the written independence disclosures required by the applicable requirements of the Public Company Accounting Oversight Board.

·	Review and discuss with the independent auditor on a periodic basis any other relationships or services (including permissible non-audit services) that may affect its objectivity and independence.

·	Oversee the rotation of the independent auditor’s lead audit and concurring partners and the rotation of other audit partners, with applicable time-out periods, in accordance with applicable law.

·	Take, or recommend to the board of directors that it takes, appropriate action to oversee the independence of the company’s outside auditor.

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4.

Approve Audit and Non-Audit Services and Fees. The committee shall (i) review and approve, in advance, the scope and plans for the audits and the audit fees and (ii) approve in advance all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. The committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of independent accountants to render services to the company.

5.	Review Financial Statements. The committee shall review and discuss the following with management and the independent auditor, as applicable:

·	The company’s annual audited and quarterly financial statements, including the disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

·	The results of the independent audit and the quarterly reviews, and the independent auditor’s opinion on the annual financial statements.

·	The reports and certifications regarding internal controls over financial reporting and disclosure controls.

·	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles.

·

Analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

·	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the company’s financial statements.

·	Any significant changes required in the audit plan.

·

Any problems or difficulties the independent auditor encountered in the course of its audit work, including any restrictions on the scope of the auditor’s activities or on access to requested information, and management’s response.

·	Any significant disagreements between management and the independent auditor.

6.	Reports and Communications from the Independent Auditor. The committee shall review and discuss reports from the independent auditor concerning the following:

·	All critical accounting policies and practices that the company will use.

·

All alternative treatments of financial information within generally accepted accounting principles that the auditor has discussed with management, ramifications of the use of these alternative disclosures and treatments, and the treatment preferred by the independent auditor.

·	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

·	Other matters required to be communicated to the committee under generally accepted auditing standards and other legal or regulatory requirements.

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7.	Audit Committee Report. The committee shall prepare the report that SEC rules require to be included in the company’s annual proxy statement.

8.

Earnings Press Releases and Earnings Guidance. The committee shall review and discuss earnings press releases (with particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and ratings agencies.

9.

Internal Controls. The committee shall review and discuss with management and the independent auditor the adequacy and effectiveness of the company’s internal controls, including any changes, significant deficiencies or material weaknesses in those controls reported by the independent auditor or management and any special audit steps adopted in light of significant control deficiencies, and any fraud, whether or not material, that involves management or other company employees who have a significant role in the company’s internal controls.

10.	Disclosure Controls and Procedures. The committee shall review and discuss with the company’s Disclosure Committee the adequacy and effectiveness of the company’s disclosure controls and procedures.

11.

Legal and Regulatory Compliance. The committee shall review and discuss with management and the independent auditor (i) the overall adequacy and effectiveness of the company’s legal, regulatory and ethical compliance programs, including the company’s Code of Business Conduct and Ethics, and (ii) reports regarding compliance with applicable laws, regulations and internal compliance programs.

12.

Complaints. The committee shall oversee procedures established for the receipt, retention and treatment of complaints on accounting, internal accounting controls or audit matters, as well as for confidential and anonymous submissions by the company’s employees concerning questionable accounting or auditing matters.

13.

Risks. The committee shall review and discuss with management and the independent auditor the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the company’s guidelines and policies with respect to risk assessment and risk management.

14.

Related Party Transactions. The committee shall review the company’s related party transaction policy and review and approve all transactions between the company and a related person for which review or approval is required by applicable law or that are required to be disclosed in the company’s financial statements or SEC filings.

15.	Hiring of Auditor Personnel. The committee shall set hiring policies with regard to employees and former employees of the independent auditor.

16.	Director and Officer Insurance. The committee shall review and approve all director and officer insurance policies of the company.

The function of the Audit Committee is primarily one of oversight. The company’s management is responsible for preparing the company’s financial statements, and the independent auditor is responsible for auditing and reviewing those financial statements. The committee is responsible for assisting the board in overseeing the conduct of these activities by management and the independent auditor. The committee is not responsible for providing any expert or special assurance as to the financial statements or the independent auditor’s work.

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PROCEDURES

1.

Meetings. The committee will meet at least four times each year (with additional meetings as it deems necessary or appropriate) at such times and places as the committee determines. The committee shall cause to be kept adequate minutes of its proceedings. The chairperson of the committee shall preside at each meeting. If a chairperson is not designated or present, an acting chair may be designated by a majority vote of the audit committee members present. The committee shall also meet periodically with management, the general counsel and the independent auditor in separate executive sessions. It is the responsibility of the committee to maintain free and open communications between the committee, the independent auditor and management of the company.

2.

Reporting to the Board of Directors. The committee shall report regularly to the board of directors with respect to the committee’s activities, including any significant issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditor or the performance of the internal audit function.

3.

Authority to Retain Advisors. The committee shall have the authority to engage independent counsel or other advisors as it deems necessary or appropriate to carry out its duties. The company will provide appropriate funding, as determined by the committee, to pay the independent auditor, any outside advisors hired by the committee and any administrative expenses of the committee that are necessary or appropriate in carrying out its activities.

4.

Charter Review. The committee shall review and reassess the adequacy of this charter annually and shall submit any recommended changes to the charter to the Nominating and Corporate Governance Committee and the board of directors for approval.

5.	Performance Review. The committee shall annually evaluate and assess its performance.

6.	Authority to Investigate. In the course of its duties, the committee shall have authority, at the company’s expense, to investigate any matter brought to its attention.

7.

Access. The committee shall be given full access to the chairperson of the board of directors, management and the independent auditor, as well as the company’s books, records, facilities and other personnel.

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